Exhibit 10.10

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of March 4th, 2005, between 6351352 Canada Inc., a Canada corporation (“Buyer”), and Gentner Ventures, Inc., a Utah corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties.”

Seller owns all of the outstanding capital stock of ClearOne Communications of Canada, Inc., a New Brunswick corporation (“Target”), and Target owns all of the outstanding capital stock of Stechyson Electronics Ltd., a Canada corporation (“Sub”).

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of Target in return for the Purchase Price (as hereinafter defined).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“$” means United States dollars.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but does not include special, consequential or punitive damages.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Business” means the business currently carried on by the Target including procurement and sale of room based audio visual equipment and post sales equipment service and support.

“Buyer” has the meaning set forth in the preface above.

“Change of Control Transaction” means (A) a transaction in which any person (as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934) or group (as that term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) other than Buyer becomes the beneficial owner of securities of Sub representing 50% or more of the combined voting power of Sub’s then outstanding securities; (B) a merger or consolidation of Sub with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Sub outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Sub or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Sub (or similar transaction) in which no person acquires more than 50% of the combined voting power of Sub’s then outstanding securities; or (C) the sale or disposition by Sub of all or substantially all of its assets.

“Closing” has the meaning set forth in Section 2 below.

“Closing Amount” has the meaning set forth in Section 2 below.

“Closing Date” has the meaning set forth in Section 2 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of Target and Sub that is not already generally available to the public.

“Determination Date” means December 31, 2004.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Earn Out Amount” has the meaning set forth in Section 2 below.

“Earn Out Calculation Period” has the meaning set forth in Section 2 below.

“Earn Out Period” has the meaning set forth in Section 2 below.

“Environmental, Health, and Safety Requirements” shall mean all Canadian federal, provincial, or local statutes, statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Gross Revenues” means the aggregate of all revenue in the ordinary course of the Business.

“Income Tax” means any federal, provincial, state, local, provincial or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 8(e)(i) below.

“Indemnifying Party” has the meaning set forth in Section 8(e)(i) below.

“Knowledge” means actual knowledge without independent investigation. Knowledge, with respect to a particular fact or matter, will be imputed to the Seller if any individual who is serving as an officer of any of Seller, Target, or Sub has Knowledge of such fact or matter.

“Lease” means that certain real property lease dated August 1, 2000 between Commercial Property Developments and Sub pertain to premises located in the City of Nepean, Province of Ontario.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Business of Target and Sub, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business of Target and Sub, (2) national or international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Canada or the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in Canadian or United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (b) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof, and (c) any adverse change in or effect on the Business of Target and Sub that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9 hereof.

“Note” has the meaning set forth in Section 2(b)(iii).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Seller” has the meaning set forth in the preface above.

“Special Accountants” has the meaning set forth in Section 2(c)(ii) below.

“Sub” has the meaning set forth in the preface above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target” has the meaning set forth in the preface above.

“Target Share” means any share of the common stock, no par value, of Target.

“Tax” or “Taxes” means any federal, provincial, state, local, provincial or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A or a similar provision under Canadian federal tax legislation), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8(e)(i) below.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s Target Shares for the consideration specified below in this Section 2.

(b) Purchase Price. The consideration to be paid by Buyer to Seller for Seller’s Target Shares (the “Purchase Price”) shall be paid by the Buyer in the following manner:

(i) By delivery to Seller of a deposit of US$25,000 upon execution of this Agreement;

(ii) By delivery to the Seller at Closing of US$175,000 in cash (the “Closing Amount”), payable by wire transfer or delivery of other immediately available funds.
(iii) By delivery by the Buyer to the Seller of a secured promissory note in the form attached hereto as Exhibit A (the “Note”), the principal amount of which shall equal to US$1,256,000; and

(iv) By payment of the Earn Out Amounts described in Section 2(c) below.

(c) Earn Out Amounts.

(i) Earn Out Periods and Amounts. For each consecutive 3-month period (each an “Earn Out Calculation Period”) during a period of 5 years commencing on January 1, 2006 (the “Earn Out Period”), Buyer shall pay to Seller an earn out amount (“Earn Out Amount”) equal to 4% of Sub’s Gross Revenues the first year and 3% of Sub’s Gross Revenues for each year thereafter that have accrued for the same period, and each Earn Out Amount payable hereunder shall be paid by Buyer to Seller in United States dollars within 60 days following the end of any Earn Out Calculation Period, such amount payable by wire transfer as per instructions provided to Buyer by Seller or its Affiliate. It is understood and agreed that Earn Out Amounts will be initially calculated in Canadian dollars and such amounts will be converted into United States dollars at the exchange rate quoted by the Bank of Canada on the last business day of each relevant Earn Out Calculation Period.

(ii) Records and Verification of Earn Out Amounts. Buyer shall provide to Seller such accounting and other records as Seller may request from time to time to verify the computation of Sub’s Gross Revenues for any Earn Out Calculation Period. In the event that Seller disputes the amount of an Earn Out Amount for a specific Earn Out Calculation Period, Seller shall promptly notify Buyer of such dispute. If within 30 days of such notification, Buyer and Seller are unable to reach agreement with respect to such amount, the disputed Earn Out Amount shall be submitted to a mutually agreeable third party firm of chartered accountants (“Special Accountants”) for determination, whose determination shall be binding and conclusive upon the parties. If the Special Accountants determine that the disputed Earn Out Amount has been understated by ten (10%) percent or more, then Buyer shall pay the Special Accountant’s fees, costs and expenses and shall promptly remit the deficiency in the Earn Out Amount to Seller. If the Special Accountants determine that the disputed Earn Out Amount has not been understated or has been understated by less than ten (10%) percent, then Seller shall pay the Special Accountant’s fees, costs and expenses, and Buyer shall promptly remit any deficiency in the Earn Out Amount to Seller.

(iii) Change of Control Transaction. In the event of a Change of Control Transaction before the end of the Earn Out Period, then Buyer shall provide written notice to Seller prior to the effective date of such Change of Control Transaction and shall pay to Seller, within 10 days following such effective date, a sum equal to the aggregate Earn Out Amounts that would have been paid in respect of the Earn Out Calculation Periods remaining in the Earn Out Period. Any Earn Out Amount payable pursuant to this Section 2(c)(iii) shall be based on Sub’s projected Gross Revenues which shall equal, with respect to each Earn Out Calculation Period, Sub’s average Gross Revenues for the 12-month period prior to the commencement each Earn Out Calculation Period, plus a cumulative premium of 10% for each year remaining in the Earn Out Period at the time the Change of Control Transaction is concluded.

(iv) Guarantee. Buyer agrees that it shall cause Sub to guarantee the obligations of Buyer pursuant to this Section 2(c) and the Note (the “Sub” Guarantee”).

(v) Security Interest. Buyer agrees that any Earn Out Amounts payable hereunder and under the Sub Guarantee shall be secured by the charges on the assets of Buyer and Sub, respectively.

(d) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parsons Behle & Latimer, in Salt Lake City, Utah or at such other place as the Parties may agree, commencing at such time and on such date as Buyer and Seller may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than March 4, 2005.

(e) Deliveries at Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Seller will deliver to Buyer one or more stock certificates representing all of Seller’s Target Shares, endorsed in blank or accompanied by duly executed stock powers, and (iv) Buyer will deliver to Seller the Closing Amount specified in Section 2(b) above.

3. Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)).

(i) Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, any provision of its charter, bylaws, or other governing documents, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Target Shares. Seller holds of record and owns beneficially all of the issued and outstanding Target Shares, free and clear of any encumbrances or restrictions on transfer (other than any restrictions under the Securities Act and applicable state and provincial securities laws). Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

(i) Accredited Investor. Buyer is purchasing the Target Shares as principal and is an “accredited investor” as defined in Ontario Securities Commission Rule 45-501.

(ii) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(iii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iv) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(v) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(vi) Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. Representations and Warranties Concerning Target and Sub. Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule, delivered by Seller to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”).

(a) Organization, Qualification, and Corporate Power. Each of Target and Sub are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. Each of Target and Sub are duly authorized to conduct Business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of Target and Sub have full corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. Section 4(a) of the Disclosure Schedule lists the directors and officers of Target and Sub

(b) Capitalization. The entire authorized capital stock of Target consists of an unlimited number of Target Shares, of which 100 Target Shares are issued and outstanding. All of the issued and outstanding Target Shares are owned by Seller, have been duly authorized, are validly issued, and are fully paid, and non-assessable. There are no outstanding or authorized options or rights that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. The authorized capital, as well as the issued and outstanding shares of Sub (the “Sub Shares”), are as set out in Schedule 1 hereto. All of the Sub Shares are owned by Target, have been duly authorized, are validly issued, and are fully paid, and non-assessable. There are no outstanding or authorized options or rights that could require Sub to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Sub

(c) Non-contravention. To the Knowledge of the Seller, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any contract, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, party , or court to which Target and Sub are subject or any provision of the articles or bylaws of Target and Sub, except where the violation would not have a Material Adverse Effect~~.~~ To the Knowledge of Seller, neither Target nor Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or party in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect

(d) Brokers’ Fees. Neither Target nor Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Tangible Assets. Target and Sub have good title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their Business.

(f) Subsidiaries. Target has no Subsidiaries other than Sub. Neither Target nor Sub owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Tax Matters. Target and Sub have filed all Income Tax, sales tax, employment and payroll related tax that they were required to file, and have paid all Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect.

(h) Litigation. Section 4(h) of the Disclosure Schedule sets forth each instance in which Target or Sub (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

(i) Environmental, Health, and Safety Matters. To the Knowledge of Seller, Target and Sub are in compliance with Environmental, Health, and Safety Requirements, except for such non-compliance as would not have a Material Adverse Effect.

(j) Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3 and this Section 4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Target or Sub or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3 and this Section 4, Buyer is purchasing the Target Shares on an “as-is, where-is” basis.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use his, her, or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents. Each of the Parties will (and Seller will cause Target and Sub to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(d) above.

(c) Operation of Business. Seller will not cause or permit Target or Sub to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

(d) Notice of Developments.

(i) Seller shall notify Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of 5 business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(d)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in §4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

(ii) Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in §3 above. No disclosure by any Party pursuant to this Section 5(d)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(e) Treatment of Confidential Information. Irrespective of any terms and conditions of any nondisclosure agreement entered into between Buyer and Seller or its Affiliate, Buyer will treat and hold as such any Confidential Information it receives from any of Seller, Target or Sub in the course of any due diligence review conducted by it in anticipation of the transactions contemplated by this Agreement, will not use any of the Confidential Information except in connection with this Agreement, and if this Agreement is terminated for any reason whatsoever, will return to Seller, Target and Sub all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

6. Post-Closing Matters.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, including the specific matters referred to in Section 6(b)-(d) and any Canadian tax matters, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(b) Security Filings. Buyer agrees to execute, and cause Sub to execute, and cooperate with Seller in filing any and all appropriate documentation to secure financing statements and all other forms and documentation Seller deems necessary to create, preserve, perfect or otherwise protect the security interests created in connection with Buyer’s obligations pursuant to the Note and under §2(c), and Sub’s obligations under the Sub Guarantee, which documentation shall be in form acceptable to Seller, in Seller’s sole and absolute discretion..

(c) Name Change of Target. Buyer agrees to cause Target to change its name immediately following Closing, to cease use of the name “ClearOne” or any logos, trade-marks or derivatives thereof in the representation or conduct of its business and to file articles of amendment and such other documentation as is necessary to effect such name change with the Director under the Business Corporations Act (New Brunswick), and to register such name change with the Canada Revenue Agency and all other appropriate Canadian government entities.

(d) Non-Compete. For a period of three years, the Seller shall not, either directly or indirectly as a stockholder, investor or partner (i) participate in the Business except as a manufacturing reseller. This paragraph does not prevent seller from selling its products through normal distributor and reseller relationships nor does it prevent seller from performing post sales equipment service and support or to provide maintenance contracts directly or through those distributor and reseller relationships.

7. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Seller shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

(v) the Parties, Target, and Sub shall have received any authorizations, consents and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

(vi) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, including resignations of current directors and officers of Target and Sub, will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties, Target, and Sub shall have received any authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above; and

(vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, including any documents referred to in Section 6(b) and (c), will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. The representations and warranties of Seller contained in Section 4 above shall survive the Closing hereunder for a period of six (6) months All of the representations and warranties of the Parties contained in Section 3 above shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect thereafter, subject to any applicable statutes of limitations.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event Seller breaches its representations, warranties, and covenants contained herein, and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 8(e) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Seller shall indemnify Buyer, Target and Sub from and against any Adverse Consequences Buyer, Target and Sub shall suffer (but excluding any Adverse Consequences Buyer, Target and Sub shall suffer after the end of any applicable survival period) caused by the breach.

(ii) Notwithstanding the foregoing, (A) Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty or covenant of Seller contained in this Agreement until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $10,000 aggregate deductible, and (B) the maximum aggregate amount of Adverse Consequences caused by the breach of any representation or warranty of Seller contained in this Agreement for which Seller shall have any obligation hereunder to indemnify Buyer shall be the amount of the Purchase Price (after which point Seller will have no obligation to indemnify Buyer from and against further such Adverse Consequences).

(c) Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 8(e) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (but excluding any Adverse Consequences suffered after the end of any applicable survival period) caused by the breach.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

(ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he, she, or it reasonably may deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties.

(e) Determination of Adverse Consequences. All indemnification payments under this §8 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party.

(f)Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this §8 shall be the exclusive remedy of Buyer and Seller with respect to Target, Sub, and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it shall not have any remedy after the Closing for any breach of the representations and warranties in §4 above.

9. Termination.

(a) Termination of Agreement. Buyer and Seller may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event: (A) Seller has within the previous 5 business days given Buyer any notice pursuant to Section 5(d)(i) above and (B) the development that is the subject of the notice has had a Material Adverse Effect

(iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 4 above) in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach

(iv) Seller may terminate this Agreement by giving written notice to Buyer (A) at any time prior to the Closing in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer in writing of the breach, and the breach has continued without cure for a period of 30 days, or (B) at Closing in the event any of the conditions contained in Section 7(b) have not been or are not satisfied.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive termination.

10. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the other Party hereto; provided, however, that Buyer may (i) upon written notice of same to Seller, assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Copy to:
Gentner Ventures, Inc.	Geoffrey W. Mangum, Esq.
c/o ClearOne Communications, Inc.	Parsons Behle & Latimer
1825 Research Way	1800 - 201 South Main Street
Salt Lake City, Utah 84119	Salt Lake City, Utah 84111
Fax: (801) 977-0087	Fax: (801) 536-6111
Attn: Chief Financial Officer

If to Buyer:	Copy to:
6351352 Canada Inc.
c/oWilliam Douglas	Alfred Apps
Suite PH2-55 Elm Drive West	Suite 4200-66 Wellington Street West
Mississauga, Ontario, Canada L5B 323	Box 20, Toronto, Ontario, Canada M5K 1N6

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, including those laws governing conflicts of law. Except as specifically provided in § 2(b)(ii) herein, any dispute, disagreement or difference arising in connection with this Agreement or any breach thereof, which cannot be settled between the parties hereto by mutual negotiation in good faith, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in the State of Utah

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of Buyer, Seller, Target, and Sub will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this

Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l) Construction. Any reference to any federal, provincial state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “ including” shall mean including without limitation.

(m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[SIGNATURE PAGE FOLLOWS]

* * * * *
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

6351352 CANADA INC.	GENTNER VENTURES, INC.
By: /s/ William Douglas	By: /s/ Donald E Frederick
Title: Vice President	Title: Vice President